Exhibit 99.1

News Release

Contact:	Investors: Jeb Bachmann - Managing Director, Investor Relations - (615) 263-3024 Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204

CORECIVIC REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

TOTAL REVENUE UP 18.1% OVER PRIOR YEAR QUARTER

MOMENTUM BUILDS AMID ACTIVE QUARTER OF IDLE FACILITY ACTIVATIONS

BRENTWOOD, Tenn. – November 5, 2025 – CoreCivic, Inc. (NYSE: CXW) (CoreCivic or the Company) announced today its third quarter 2025 financial results.

Financial Highlights – Third Quarter 2025

•	Total revenue of $580.4 million, up 18.1% from the prior year quarter

•	Net income of $26.3 million, up 24.7% from the prior year quarter

•	Diluted earnings per share of $0.24, up 26.3% from the prior year quarter

•	Adjusted diluted earnings per share of $0.24, up 20.0% from the prior year quarter

•	Normalized FFO per diluted share of $0.48, up 11.6% from the prior year quarter

•	Adjusted EBITDA of $88.8 million, up 6.6% from the prior year quarter

•	Repurchased 1.9 million shares of our common stock at an aggregate cost of $40.0 million

Damon T. Hininger, CoreCivic’s Chief Executive Officer, commented, “Ongoing demand for the solutions we provide, particularly from U.S. Immigration and Customs Enforcement (ICE), contributed to a solid third quarter. Despite the prolonged federal government shutdown, as law enforcement is an essential government service, our detention populations and our revenues have been unaffected by the shutdown. We expect detainee populations to continue to grow as ICE implements its interior enforcement plan, contributing to a strong 2025. The recently announced contract awards at four facilities negatively impact our financial guidance for the fourth quarter for start-up expenses related to these contracts, but these new contracts are expected to drive our 2026 results even stronger, when we expect these facilities to achieve stabilized occupancy. Following these activations, we have five remaining idle facilities containing over 7,000 beds.”

Hininger continued, “We will continue to deploy capital in ways that we believe create shareholder value, especially in the current environment where our stock price is trading below historical multiples. During the third quarter, we repurchased 1.9 million shares of our common stock at an aggregate cost of $40.0 million, and expect to increase the pace of our share repurchases in future quarters.”

Patrick Swindle, CoreCivic’s President and Chief Operating Officer, remarked, “We made substantial progress in contracting to use a significant portion of our idle facility capacity during the quarter. To date in 2025, we have been awarded contracts at five idle facilities, including four during the third quarter at per diem rates consistent with historical awards. The four new contracts effective in the third quarter are expected to generate approximately $320 million of annual revenue once the facilities achieve stabilized occupancy. We are eager to build on this success and we look forward to continuing and expanding our relationship with our government partners.”

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

Third Quarter 2025 Financial Results

Third Quarter 2025 Financial Results Compared With Third Quarter 2024

Net income in the third quarter of 2025 was $26.3 million, or $0.24 per diluted share, compared with net income in the third quarter of 2024 of $21.1 million, or $0.19 per diluted share (Diluted EPS). Adjusted for special items, Adjusted Net Income for the third quarter of 2025 was $26.2 million, or $0.24 per diluted share (Adjusted Diluted EPS), compared with Adjusted Net Income of $22.4 million, or $0.20 per diluted share, in the prior year quarter. Special items in the third quarter of 2025 included $1.5 million of an asset impairment, a $2.5 million gain on sale of assets, and a $0.8 million charge associated with mergers and acquisitions, including the acquisition of the Farmville Detention Center on July 1, 2025. Special items in the prior year quarter included $3.1 million of expenses associated with asset impairments and a $1.2 million gain on sale of assets. Special items are presented in detail in the calculation of Adjusted Net Income and Adjusted Diluted EPS in the Supplemental Financial Information following the financial statements presented herein.

The increase in Diluted EPS and Adjusted Diluted EPS compared with the prior year quarter resulted from higher federal and state populations as well as higher average per diem rates across much of our portfolio. We cared for an average daily residential population of 55,236 during the third quarter of 2025 in our Safety and Community segments compared with 50,757 during the third quarter of 2024. Average occupancy during the third quarter of 2025 was 76.7% in our Safety and Community segments, compared with 75.2% during the third quarter of 2024. The number of people we care for under contracts with ICE has increased by approximately 3,700 individuals, or 36.9%, from the beginning of the year through September 30, 2025.

During the third quarter of 2025, we announced a new contract award at our 600-bed West Tennessee Detention Facility, and transitioned our 2,560-bed California City Immigration Processing Center and our 1,033-bed Midwest Regional Reception Center from short-term letter agreements with ICE to new longer-term contract awards. These three facilities are currently in various stages of activation, resulting in facility net operating losses of $3.4 million during the third quarter, which negatively impacted our facility operating margin during the quarter. We began receiving detainees from ICE at the California City and West Tennessee facilities late in the third quarter, and we expect to reach stabilized occupancy during the first quarter of 2026 at both facilities. The intake process at the Midwest Regional Reception Center has been delayed by a lawsuit filed by the City of Leavenworth alleging that a Special Use Permit (SUP) is required to operate the facility. For additional information regarding these activations, see “Business Development Updates” below.

During the third quarter of 2025, revenue from ICE, our largest government partner, was $215.9 million compared to $139.7 million during the third quarter of 2024, an increase of 54.6%. This increase includes revenue generated from the reactivation of our California City and West Tennessee facilities, and the acquisition of the 736-bed Farmville Detention Center. This increase also includes the reactivation of the Dilley Immigration Processing Center, where the contract was terminated effective August 9, 2024 and then reactivated effective March 5, 2025. Revenue from state customers increased 3.6% compared with the prior year quarter, with increases across many of our state partners. New contracts with the state of Montana executed in August 2024 and January 2025 and higher revenue from the state of Georgia accounted for the largest increases in revenue from state customers.

Third Quarter 2025 Financial Results

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2025 was $89.0 million, compared with $81.4 million in the third quarter of 2024. Adjusted EBITDA, which excludes special items, was $88.8 million in the third quarter of 2025, compared with $83.3 million in the third quarter of 2024. The increases in EBITDA and Adjusted EBITDA from the prior year quarter were primarily attributable to higher residential populations in our portfolio.

Funds From Operations (FFO) for the third quarter of 2025 was $51.5 million, or $0.48 per share, compared with $47.1 million, or $0.42 per share, in the third quarter of 2024. Normalized FFO, which excludes special items, was $52.1 million, or $0.48 per diluted share, in the third quarter of 2025, compared with $47.6 million, or $0.43 per share, in the third quarter of 2024. Normalized FFO was impacted by the same factors that affected Adjusted EBITDA, partially offset by a slight increase in gross interest expense that is not reflected in Adjusted EBITDA. Per share amounts were also favorably impacted by a 3.1% reduction in weighted average shares outstanding compared with the prior year quarter, resulting from repurchases we made under our share repurchase program.

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and the note following the financial statements herein for further discussion and reconciliations of these measures to net income, the most directly comparable GAAP measure.

Capital Strategy

Share Repurchases. Our Board of Directors (BOD) previously approved a share repurchase program authorizing the Company to repurchase up to $500.0 million in the aggregate. During the nine months ended September 30, 2025, we repurchased 5.9 million shares of common stock under the share repurchase program at an aggregate cost of $121.0 million, or $20.60 per share, excluding costs associated with the share repurchase program, including 1.9 million shares at an aggregate cost of $40.0 million during the third quarter of 2025. Since the share repurchase program was authorized in May 2022, through September 30, 2025, we have repurchased a total of 20.4 million shares of our common stock at an aggregate cost of $302.1 million, or $14.81 per share, excluding fees, commissions and other costs related to the repurchases.

As of September 30, 2025, we had $197.9 million of repurchase authorization available under the share repurchase program. Additional repurchases of common stock will be made in accordance with applicable securities laws and may be made at management’s discretion within parameters set by the BOD from time to time in the open market, through privately negotiated transactions, or otherwise. The share repurchase program has no time limit and does not obligate us to purchase any particular amount of our common stock. The authorization for the share repurchase program may be terminated, suspended, increased or decreased by our BOD in its discretion at any time.

Third Quarter 2025 Financial Results

Acquisition of Farmville Detention Center. On July 1, 2025, we completed the acquisition of the Farmville Detention Center, a 736-bed facility constructed in 2010 and located in Farmville, Virginia. The transaction was consummated through the acquisition of 100% of the membership interests in entities that own and operate the facility, as well as the acquisition of certain assets utilized in the operation of the business. Farmville Detention Center provides transportation, care, and civil detention services to adult male noncitizens through an Intergovernmental Service Agreement (IGSA) between Prince Edward County, Virginia and ICE, which expires in March 2029. The total purchase price, amounting to $71.4 million, including the acquisition of working capital accounts, but excluding $2.0 million of transaction-related expenses, was funded with cash on hand and borrowing capacity under our revolving bank credit facility. We expect annual incremental revenue of approximately $40.0 million resulting from this acquisition.

Business Development Updates

West Tennessee Detention Facility. On August 14, 2025, we announced that we had been awarded a new contract under an IGSA between the City of Mason, Tennessee and ICE to resume operations at our 600-bed West Tennessee Detention Facility. The contract runs through August 2030 and may be further extended through bilateral modification. We began receiving detainees at the facility on September 8, 2025. Activation is currently expected to be completed by the end of the first quarter 2026, achieving a normalized run-rate in the second quarter of 2026. Total annual revenue once the facility is fully activated is expected to be $30 million.

California City Immigration Processing Center. On September 29, 2025, we transitioned from a short-term Letter Contract and entered into a longer-term definitized contract with ICE, effective September 1, 2025 for a two-year period at our 2,560-bed California City Immigration Processing Center. We began receiving detainees at the facility on August 27, 2025. Activation is expected to be completed in the first quarter of 2026, achieving a normalized run-rate in the second quarter of 2026. Total annual revenue once the facility is fully activated is expected to be approximately $130 million.

Midwest Regional Reception Center. On September 29, 2025, we transitioned from a short-term Letter Contract and entered into a longer-term definitized contract with ICE, effective September 7, 2025 for a two-year period at our 1,033-bed Midwest Regional Reception Center in Leavenworth, Kansas. The intake process has been delayed by a lawsuit filed by the City of Leavenworth alleging that a Special Use Permit (SUP) is required to operate the facility. In addition to filing an appeal of the temporary restraining order in the state court of appeals, we have filed a lawsuit in federal court alleging that the City’s conduct constitutes ongoing violations of the United States Constitution and other federal rights. On September 23, 2025, the Department of Justice filed a Statement of Interest in the federal lawsuit, siding with CoreCivic and urging the court to enjoin the City from further interference with the federal government’s use of the facility. The new agreement with ICE provides for a fixed monthly payment plus an incremental per diem payment based on detainee populations, both of which commence once the temporary injunction prohibiting the intake of detainees is no longer enforceable. Total annual revenue once the facility is fully activated is expected to be approximately $60 million.

Diamondback Correctional Facility. On October 1, 2025, we announced a new contract award under an IGSA between the OKDOC and ICE to resume operations at our 2,160-bed Diamondback Correctional Facility. The new contract commenced on September 30, 2025, is for a term of five years, and may be extended through bilateral modification. We expect to begin receiving detainees in the first quarter of 2026, with stabilized occupancy estimated to be reached in the second quarter of 2026. Total annual revenue once the facility reaches stabilized occupancy is expected to be approximately $100 million.

Third Quarter 2025 Financial Results

2025 Financial Guidance

Based on current business conditions, we are providing the following updated financial guidance for the full year 2025:

	Revised Guidance Full Year 2025	Prior Guidance Full Year 2025
• Net income	$107.0 million to $113.0 million	$116.4 million to $124.4 million
• Adjusted Net Income	$108.0 million to $114.0 million	$115.5 million to $123.5 million
• Diluted EPS	$0.99 to $1.05	$1.08 to $1.15
• Adjusted Diluted EPS	$1.00 to $1.06	$1.07 to $1.14
• FFO per diluted share	$1.92 to $1.98	$1.98 to $2.06
• Normalized FFO per diluted share	$1.94 to $2.00	$1.99 to $2.07
• EBITDA	$353.7 million to $357.7 million	$366.3 million to $372.3 million
• Adjusted EBITDA	$355.0 million to $359.0 million	$365.0 million to $371.0 million

Compared with our prior 2025 annual guidance provided on August 6, 2025, our revised 2025 guidance reflects the favorable results for the third quarter, updated occupancy projections consistent with current trends, as well as updated assumptions for start-up activities related to the reactivation of our West Tennessee Detention Facility, our California City Immigration Processing Center, our Midwest Regional Reception Center, and our Diamondback Correctional Facility, which are all in various stages of activation. The activation of an idle facility generally requires four to six months to hire, train, and prepare the facility to accept residential populations, which, depending on contract structure, can result in additional expenses before we are able to realize additional revenue. Our revised 2025 guidance reflects a reduction in facility net operating income at these four facilities combined of $10.0 million to $11.0 million, compared with our prior guidance.

During 2025, we expect to invest $29.0 million to $31.0 million in maintenance capital expenditures on real estate assets, $31.0 million to $34.0 million for maintenance capital expenditures on other assets and information technology, and $14.0 million to $15.0 million for other capital investments. Although our guidance does not include any new contract awards beyond those previously announced, we also expect to incur approximately $97.5 million to $99.5 million of capital expenditures associated with previously idled facilities we are activating and for additional potential facility activations, in order to prepare these facilities to quickly accept residential populations if opportunities arise, as well as to provide transportation services. Capital expenditures associated with activations has increased from our prior guidance primarily for requests from ICE in connection with new contract awards at the California City and Diamondback facilities.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the third quarter of 2025. Interested parties may access this information at http://ir.corecivic.com/ under “Financial Information” of the Investors section. We do not undertake any obligation and disclaim any duties to update any information disclosed in this report.

Third Quarter 2025 Financial Results

Management may meet with investors from time to time during the fourth quarter of 2025. Written materials used in the investor presentations will also be available on our website beginning on or about November 24, 2025. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors section.

Conference Call, Webcast and Replay Information

We will host a webcast conference call at 1:30 p.m. central time (2:30 p.m. eastern time) on Thursday, November 6, 2025, which will be accessible through the Company’s website at www.corecivic.com under the “Events & Presentations” section of the “Investors” page. To participate via telephone and join the call live, please register in advance here https://register-conf.media-server.com/register/BIa303aaae094f4f2fa02657400a84f3c6. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest operators of such facilities in the United States. We have been a flexible and dependable partner for government for more than 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government as a consequence of presidential executive orders, and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention); (ii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance,

Third Quarter 2025 Financial Results

negative publicity and effects of inmate disturbances; (iii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (iv) our ability to successfully activate idle facilities in a timely manner in order to meet the expected growth in demand for our facilities and services from the federal government that may occur as a result of changes in policies and actions of the current presidential administration, and to realize projected returns resulting therefrom; (v) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (vi) fluctuations in our operating results because of, among other things, changes in occupancy levels; competition; contract renegotiations or terminations; inflation and other increases in costs of operations, including a rise in labor costs; fluctuations in interest rates and risks of operations; (vii) government budget uncertainty, the impact of the debt ceiling and government shutdowns (including the timing of collection of federal government receivables while the current federal government shutdown continues) and changing budget priorities; (viii) our ability to successfully identify and consummate future development and acquisition opportunities and realize projected returns resulting therefrom; and (ix) the availability of debt and equity financing on terms that are favorable to us, or at all. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

We take no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services, except as may be required by law.

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Third Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$56,551	$107,487
Restricted cash	15,224	14,623
Accounts receivable, net of credit loss reserve of $4,358 and $4,471, respectively	351,396	288,738
Prepaid expenses and other current assets	43,249	38,970
Assets held for sale	5,173	—

Total current assets	471,593	449,818
Real estate and related assets:
Property and equipment, net of accumulated depreciation of $1,982,156 and 1,905,508, respectively	2,119,367	2,060,024
Other real estate assets	184,845	193,105
Goodwill	8,551	4,844
Other assets	325,775	224,100

Total assets	$3,110,131	$2,931,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$319,598	$273,724
Current portion of long-term debt	14,792	12,073

Total current liabilities	334,390	285,797
Long-term debt, net	1,028,319	973,073
Deferred revenue	10,148	12,399
Non-current deferred tax liabilities	93,395	89,207
Other liabilities	173,407	78,064

Total liabilities	1,639,659	1,438,540

Commitments and contingencies
Preferred stock – $0.01 par value; 50,000 shares authorized; none issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock – $0.01 par value; 300,000 shares authorized; 105,383 and 109,861 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	1,054	1,099
Additional paid-in capital	1,619,432	1,732,231
Accumulated deficit	(150,014)	(239,979)

Total stockholders’ equity	1,470,472	1,493,351

Total liabilities and stockholders’ equity	$3,110,131	$2,931,891

Third Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUE:
Safety	$545,079	$459,270	$1,502,602	$1,372,389
Community	30,651	28,203	90,493	88,405
Safety	4,707	4,085	14,041	21,540
Other	—	—	93	19

	580,437	491,558	1,607,229	1,482,353

EXPENSES:
Operating:
Safety	422,631	343,423	1,143,267	1,041,642
Community	24,580	24,613	71,721	72,891
Properties	2,326	2,763	7,592	10,060
Other	19	19	55	63

Total operating expenses	449,556	370,818	1,222,635	1,124,656
General and administrative	45,288	41,162	125,186	111,537
Depreciation and amortization	33,388	32,240	95,014	96,115
Asset impairments	1,482	3,108	1,482	3,108

	529,714	447,328	1,444,317	1,335,416

OTHER INCOME (EXPENSE):
Interest expense, net	(16,628)	(15,998)	(44,398)	(51,721)
Expenses associated with debt repayments and refinancing transactions	—	—	—	(31,316)
Gain on sale of real estate assets, net	2,461	1,181	2,461	1,749
Other income (expense)	4	767	(66)	1,153

INCOME BEFORE INCOME TAXES	36,560	30,180	120,909	66,802
Income tax expense	(10,251)	(9,084)	(30,944)	(17,209)

NET INCOME	$26,309	$21,096	$89,965	$49,593

BASIC EARNINGS PER SHARE	$0.25	$0.19	$0.83	$0.45

DILUTED EARNINGS PER SHARE	$0.24	$0.19	$0.83	$0.44

Third Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$26,309	$21,096	$89,965	$49,593
Special items:
Expenses associated with debt repayments and refinancing transactions	—	—	—	31,316
Expenses associated with mergers and acquisitions	781	—	2,319	—
Gain on sale of real estate assets, net	(2,461)	(1,181)	(2,461)	(1,749)
Asset impairments	1,482	3,108	1,482	3,108
Income tax expense (benefit) for special items	55	(587)	(372)	(10,222)

Adjusted net income	$26,166	$22,436	$90,933	$72,046

Weighted average common shares outstanding - basic
Effect of dilutive securities:	106,853	110,271	108,313	111,174
Restricted stock-based awards	668	700	726	820

Weighted average shares and assumed conversions - diluted	107,521	110,971	109,039	111,994

Adjusted Diluted EPS	$0.24	$0.20	$0.83	$0.64

Third Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$26,309	$21,096	$89,965	$49,593
Depreciation and amortization of real estate assets	25,916	25,166	75,434	74,793
Impairment of real estate assets	1,482	2,418	1,482	2,418
Gain on sale of real estate assets, net	(2,461)	(1,181)	(2,461)	(1,749)
Income tax expense (benefit) for special items	273	(377)	273	(199)

Funds From Operations	$51,519	$47,122	$164,693	$124,856

Expenses associated with debt repayments and refinancing transactions	—	—	—	31,316
Expenses associated with mergers and acquisitions	781	—	2,319	—
Other asset impairments	—	690	—	690
Income tax benefit for special items	(218)	(210)	(645)	(10,023)

Normalized Funds From Operations	$52,082	$47,602	$166,367	$146,839

Funds from Operations Per Diluted Share	$0.48	$0.42	$1.51	$1.11

Normalized Funds From Operations Per Dilute Share	$0.48	$0.43	$1.53	$1.31

Third Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$26,309	$21,096	$89,965	$49,593
Interest expense	19,082	18,947	55,891	61,065
Depreciation and amortization	33,388	32,240	95,014	96,115
Income tax expense	10,251	9,084	30,944	17,209

EBITDA	$89,030	$81,367	$271,814	$223,982
Expenses associated with debt repayments and refinancing transactions	—	—	—	31,316
Expenses associated with mergers and acquisitions	781	—	2,319	—
Gain on sale of real estate assets, net	(2,461)	(1,181)	(2,461)	(1,749)
Asset impairments	1,482	3,108	1,482	3,108

Adjusted EBITDA	$88,832	$83,294	$273,154	$256,657

Third Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

GUIDANCE — CALCULATION OF ADJUSTED NET INCOME, FUNDS FROM OPERATIONS, NORMALIZED FUNDS FROM OPERATIONS, EBITDA AND ADJUSTED EBITDA

	Revised Guidance Range
	For the Year Ending
	December 31, 2025
	Low End of	High End of
	Guidance	Guidance
Net income	$107,032	$113,032
Expenses associated with mergers and acquisitions	2,319	2,319
Gain on sale of real estate assets, net	(2,461)	(2,461)
Asset impairments	1,482	1,482
Income tax benefit for special items	(372)	(372)

Adjusted net income	$108,000	$114,000

Net income	$107,032	$113,032
Depreciation and amortization of real estate assets	101,000	102,000
Impairment of real estate assets	1,482	1,482
Gain on sale of real estate assets, net	(2,461)	(2,461)
Income tax expense for special items	273	273

Funds From Operations	$207,326	$214,326
Expenses associated with mergers and acquisitions	2,319	2,319
Income tax benefit for special items	(645)	(645)

Normalized Funds From Operations	$209,000	$216,000

Diluted EPS	$0.99	$1.05

Adjusted Diluted EPS	$1.00	$1.06

FFO per diluted share	$1.92	$1.98

Normalized FFO per diluted share	$1.94	$2.00

Net income	$107,032	$113,032
Interest expense	76,250	75,250
Depreciation and amortization	131,250	131,250
Income tax expense	39,128	38,128

EBITDA	$353,660	$357,660
Expenses associated with mergers and acquisitions	2,319	2,319
Gain on sale of real estate assets, net	(2,461)	(2,461)
Asset impairments	1,482	1,482

Adjusted EBITDA	$355,000	$359,000

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its properties and their management teams. The Company believes that it is useful to provide investors, security analysts, and other interested parties disclosures of its results of operations on the same basis that is used by management.

Third Quarter 2025 Financial Results

FFO, in particular, is a widely accepted non-GAAP supplemental measure of performance of real estate companies, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. As a company with extensive real estate holdings, we believe FFO and FFO per share are important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs and other real estate operating companies, many of which present FFO and FFO per share when reporting results. EBITDA, Adjusted EBITDA, and FFO are useful as supplemental measures of performance of the Company’s properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. The Company may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary or ordinary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. The Company calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt repayments and refinancing transactions, and certain impairments and other charges that the Company believes are unusual or non-recurring to provide an alternative measure of comparing operating performance for the periods presented.

Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and, where appropriate, their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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